Right to Purchase up to 800,000 Shares of Common Stock of
Zanett, Inc.
(subject to adjustment as provided herein)
Owned by David McCarthy
OPTION
Issue Date: December 1, 2006
     David McCarthy, a person residing the State of New York (“Company”), hereby certifies that, for value received, ARIES EQUITY CORP., a corporation organized under the laws of the State of New York, or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Option and at any time or from time to time through the first (1st) anniversary of the Issue Date, up to 800,000 fully paid and nonassessable shares of Common Stock (as hereinafter defined), $0.0001 par value per share, at the applicable Exercise Price per share (as defined below). The number and character of such shares of Common Stock and the applicable Exercise Price per share provided herein.
     As used herein the following terms, unless the context otherwise requires, have the following respective meanings:
     (a) The term “McCarthy” shall include David McCarthy and any person or corporation that shall assume the obligations of, David McCarthy. hereunder.
     (b) The term “Common Stock” includes (i) the Common Stock, $0.0001 par value per share of Zanett, Inc., a Delaware corporation (“Zanett”); and (ii) any Other Securities into which or for which any of the securities described in (i) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.
     (c) The “Exercise Price” applicable under this Option shall be a price of (i) $1.50 per share for each share.
     (d) The term “Other Securities” refers to any security that the common stock of Zanett might convert into or exchanged for during the term of this agreement which the Holder at any time shall be entitled to receive, or shall have received, on the exercise of the Option, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.
     1. Number of Shares Issuable upon Exercise. From and after the date hereof and through the close of business on the first (1st) anniversary of the Issue Date, the

Holder shall be entitled to receive, upon exercise of this Option in whole or in part, by delivery of an original or fax copy of notice, shares of Common Stock currently owned by McCarthy, provided that any such partial exercise shall be in an amount equal to or exceeding 10,000 shares.
     2. Payment. Payment shall be made in cash or by certified or official bank check payable to the order of McCarthy equal to the applicable aggregate Exercise Price for the number of Common Shares specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Option) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.
     3. Transfer on the Company’s Books. Until this Option is transferred on the books of Zanett, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.
     4. Notices, Etc. All notices and other communications from the Company to the Holder or Escrow Agent shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or Escrow Agent or, until any such Holder or Escrow Agent furnishes to the Company an address, then to, and at the address of, the last Holder or Escrow Agent who has so furnished an address to the Company.
     5. Miscellaneous. THIS OPTION AND ANY TERM HEREOF MAY BE CHANGED, WAIVED, DISCHARGED OR TERMINATED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY AGAINST WHICH ENFORCEMENT OF SUCH CHANGE, WAIVER, DISCHARGE OR TERMINATION IS SOUGHT. THIS OPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. Any action brought concerning the transactions contemplated by this Option shall be brought only in the state courts of New York or in the federal courts located in the state of New York; provided, however, that the Holder may choose to waive this provision and bring an action outside the state of New York. The individuals executing this Option on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Option is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Option. The headings in this Option are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. The Company acknowledges that legal counsel participated in the preparation of this Option and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Option to favor any party against the other party.
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     IN WITNESS WHEREOF, McCarthy has executed this Option as of the date first written above.

David McCarthy
WITNESS:	By:
Name:
Title:

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